Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications (856) 810-6210	Senior Vice President (212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Separates All Issued and Outstanding Units

Marlton, NJ - November 16, 2007 -- Hill International (Nasdaq: HINT, HINTW, HINTU), the worldwide construction consulting firm, announced today that it is separating all of its outstanding units, which trade separately under the symbol HINTU.

Each unit consists of one share of the company's common stock and two of the company’s warrants. On October 23, 2007, Hill issued a notice of redemption of its warrants, with a redemption date of November 23, 2007. Until and through the close of business on the date of redemption, each warrant entitles the holder to purchase from Hill one share of the company's common stock at an exercise price of $5.00.

To exercise the company’s warrants, warrant holders must deliver their warrant certificate(s) together with the exercise price of $5.00 per warrant (payable to Hill International, Inc.) to the company's stock transfer agent, Continental Stock Transfer & Trust Co., 17 Battery Place, New York, New York 10004, (212) 845-3200. On the redemption date, warrant holders who fail to exercise will be paid the sum of $0.01 per warrant and their warrants will be cancelled.

The units were originally issued during the initial public offering of Arpeggio Acquisition Corp., a specified purpose acquisition corporation, in June 2004. Arpeggio Acquisition Corp. merged with Hill International, Inc. in June 2006.

The shares of common stock associated with the notice of redemption of Hill's warrants have been offered under the Company's registration statement, which was declared effective by the Securities and Exchange Commission. The offering of these securities is being made only by means of a prospectus supplement dated October 23, 2007 and related prospectus dated December 21, 2006. Copies of the prospectus supplement and related prospectus may be obtained from Continental Stock Transfer & Trust Co.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Hill International, with 1,500 employees in 70 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Exhibit 99.1
This press release may include certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors' and clients' actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management's belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

(HINT-G)

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